Exhibit 12.2

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES
                    RATIO OF EBITDA TO NET INTEREST EXPENSE
                                 (IN THOUSANDS)


                                                           PRO FORMA
                                                           MERGER AND    PRO FORMA
                                                          NOTE OFFERING     MERGER      ACTUAL       ACTUAL       ACTUAL
                                                          COMBINED YEAR     YEAR         YEAR         YEAR         YEAR
                                                           (53 WEEKS)    (53 WEEKS)   (53 WEEKS)   (52 WEEKS)   (52 WEEKS)
                                                              ENDED         ENDED        ENDED        ENDED        ENDED
                                                            APRIL 3,      APRIL 3,     APRIL 3,     MARCH 28,    MARCH 30,
                                                              1997          1997         1997         1996         1995
                                                           -----------   -----------  -----------  -----------  -----------
EBITDA.................................................     $ 112,948     $ 112,948    $ 112,948    $ 112,555    $  88,942
                                                           ===========   ===========  ===========  ===========  ===========
NET INTEREST EXPENSE...................................
  Interest Expense.....................................     $  30,822     $  22,022    $  22,022    $  28,828    $  35,908
  Interest Income......................................          (569)         (569)        (569)      (6,491)      (8,004)
                                                           -----------   -----------  -----------  -----------  -----------
  Net Interest Expense.................................     $  30,253     $  21,453    $  21,453    $  22,337    $  27,904
                                                           ===========   ===========  ===========  ===========  ===========
RATIO OF EBITDA TO NET INTEREST EXPENSE................          3.73          5.26         5.26         5.04         3.19
                                                           ===========   ===========  ===========  ===========  ===========

                                                         ACTUAL       ACTUAL
                                                          YEAR         YEAR
                                                       (52 WEEKS)   (52 WEEKS)
                                                          ENDED        ENDED
                                                        MARCH 31,    APRIL 1,
                                                          1994         1993
                                                       -----------  -----------

EBITDA..............................................    $  98,784    $  57,345
                                                       ===========  ===========
NET INTEREST EXPENSE................................
  Interest Expense..................................    $  36,375    $  31,401
  Interest Income...................................       (2,169)      (6,985)
                                                       -----------  -----------
  Net Interest Expense..............................    $  34,206    $  24,416
                                                       ===========  ===========
RATIO OF EBITDA TO NET INTEREST EXPENSE.............         2.89         2.35
                                                       ===========  ===========